UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2010

KBS LEGACY PARTNERS APARTMENT REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-161449	27-0668930
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Legacy at Valley Ranch (which is described in Item 2.01) is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On October 26, 2010, KBS Legacy Partners Apartment REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Legacy Partners Dakota Hill LLC (the “Owner”), purchased a Class A apartment complex, containing 452,227 rentable square feet (“Legacy at Valley Ranch”) from Dakota Hill Properties, a Texas Limited Partnership. In connection with the closing of this acquisition the Company renamed the property from Dakota Hill to Legacy at Valley Ranch. Legacy at Valley Ranch is located in the Valley Ranch community of Irving, Texas on approximately 20.3 acres of land.

The purchase price of Legacy at Valley Ranch was $36.1 million plus closing costs. The Company funded the acquisition of Legacy at Valley Ranch through the assumption by the Owner of an existing mortgage loan from Federal Home Loan Mortgage Corporation (the “Legacy at Valley Ranch Mortgage Loan”), an unaffiliated lender, and with proceeds from a bridge loan from KBS Capital Advisors LLC (the “Advisor”).

Legacy at Valley Ranch was constructed in 1999 and is currently 94% leased. Legacy at Valley Ranch is comprised of 504 apartment units, featuring one-, two- and three-bedroom layouts in 22 three-story residential buildings. The community amenities include two resort-style swimming pools, a spa, fitness center, sauna and a media theatre in the clubhouse.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

On October 26, 2010, in connection with the acquisition of Legacy at Valley Ranch, the Owner assumed the Legacy at Valley Ranch Mortgage Loan and the Company, through its operating partnership, KBS Legacy Partners Limited Partnership (the “Operating Partnership”) borrowed $14.0 million pursuant to a bridge loan from the Advisor (the “Advisor Bridge Loan”).

The Legacy at Valley Ranch Mortgage Loan has an outstanding principal balance of approximately $23.2 million and bears interest at a variable rate of 362 basis points over the one-month Freddie Mac Reference Bills index rate, but at no point shall the interest rate be more than 7.25%. Monthly payments include principal and interest with principal calculated using an amortization of 30 years with the remaining principal balance due at maturity. The Legacy at Valley Ranch Mortgage Loan matures in February 2017.

In connection with obtaining the Advisor Bridge Loan, the Operating Partnership executed a promissory note in favor of the Advisor, pursuant to which the Operating Partnership agreed to repay the outstanding principal balance and any accrued interest and other amounts due under the Advisor Bridge Loan by April 25, 2011, subject to the Advisor’s option to extend the maturity date to July 25, 2011. The unpaid principal under the promissory note bears simple interest from the date advanced at the rate of 6% per annum. The Operating Partnership is responsible for closing costs related to the Advisor Bridge Loan, as well as a 1% commitment fee payable to the Advisor. The Operating Partnership may prepay the unpaid principal balance under the promissory note, in whole or in part, together with all interest then accrued under the note, at any time, without premium or penalty. The Advisor may upon written demand require the Operating Partnership to prepay outstanding amounts under the promissory note, in whole or in part, provided that funds are available from the proceeds of the Company’s ongoing initial public offering. Pursuant to the promissory note, funds are deemed available from the Company’s offering if neither the Company, the Operating Partnership nor any of their subsidiaries have used or become contractually obligated to use such proceeds for the payment of fees and expenses related to the Company’s operations, including, but not limited to, any fees and expenses related to real estate investments, payment of principal or interest on third-party debt obligations, general and administrative expenses, other general corporate purposes or distributions (including dividend payments to stockholders) of the Company accrued as of the date of the Advisor’s demand. The promissory note is unsecured. The Company’s board of directors and conflicts committee reviewed the proposed terms of the Advisor Bridge Loan and determined such terms to be fair and reasonable to the Company and on terms no less favorable to the Company than comparable loans between unaffiliated parties. The Company expects to repay the Advisor Bridge Loan with the proceeds from the Company’s ongoing initial public offering.

Due to the unique investment opportunity presented by Legacy at Valley Ranch and the early stage of the Company’s operations, the board of directors has expressly considered and approved leverage in excess of the Company’s general charter-imposed limitations in connection with approving the Legacy at Valley Ranch Mortgage Loan and the Advisor Bridge Loan.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before January 5, 2011, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: October 26, 2010	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer, Treasurer and Secretary